Exhibit 99.1

 AEP Industries Inc. Reports Fiscal 2004 Third Quarter and Nine Months Results

    SOUTH HACKENSACK, N.J., Sept. 13 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal third quarter and nine months ended July 31, 2004.

    Net sales rose 10.1 percent to $204,872,000 compared with $186,160,000 in last year's fiscal third quarter. Excluding $4,910,000 of positive impact of foreign exchange, worldwide net sales increased $13,802,000 or 7.4 percent. The increase in net sales during the 2004 third quarter was primarily driven by a 10.7 percent increase in sales volume partially offset by a 3.0 percent decrease in per unit selling prices.

    For the first three quarters of fiscal 2004, net sales increased 9.5 percent to $591,402,000 compared with $540,190,000 in the first nine months of fiscal 2003. Excluding $31,976,000 of positive impact of foreign exchange, worldwide net sales increased $19,236,000 or 3.6 percent. For the nine-month period, the increase in net sales was primarily due to a 2.8 percent increase in sales volume and a 0.8 percent increase in per unit selling prices.

    Gross profit percentage for the 2004 third quarter improved to 16.9 percent from 15.8 percent in the 2003 third quarter. The $5,150,000 improvement in gross profit resulted from increased sales volume, primarily in North America, and was partially offset by a slight decrease in per unit selling prices.

    For the nine-month 2004 period, gross profit percentage improved to 17.5 percent from 16.5 percent in the same period last year. The $14,200,000 increase in gross profit in the first nine months of 2004 is primarily a result of a $3,940,000 positive impact of foreign exchange combined with increased per unit selling prices and increased sales volumes, primarily in North America.

    Operating expenses in the 2004 third quarter were $795,000 more than the third quarter of 2003. This increase in operating expenses includes a negative impact of foreign exchange of $600,000 and $1,800,000 in increased delivery costs attributable to increased sales volume and higher fuel costs incurred during the period. These expenses were partially offset by a net cost reduction of $1,700,000 resulting from the liquidation of the Italian operations ("FIAP") and the closedown of the United Kingdom operations in 2003.

    For the nine-month period, operating expenses increased $617,000 and included $4,000,000 of negative impact of foreign exchange effect that was offset by the net cost reduction of $4,300,000 resulting from the liquidation of FIAP and the closedown of the United Kingdom operations in 2003.

    Income from continuing operations improved to $7,479,000 in the 2004 third quarter compared with $2,900,000 in the 2003 third quarter. This improvement between the third quarters of fiscal 2004 and fiscal 2003 is primarily the result of the previously mentioned improvement in sales volume, and the net effect of the FIAP liquidation, which increased 2004 third quarter income from operations by $271,000.

    The Company reported income from continuing operations of $24,300,000 for the first nine months of fiscal 2004, compared with $10,679,000 in the same period last year. This improvement between the first nine months of 2004 and the same period last year is primarily due to improved sales volume and material margins, combined with the net effect of the FIAP liquidation, which increased 2004 nine months income from operations by $2,087,000.

    In the 2004 third quarter, the Company had a net loss from continuing operations of $1,918,000, or $0.23 per diluted share, compared with a net loss from continuing operations of $2,122,000, or $0.26 per diluted share, in last year's third quarter. For the nine-month period, AEP reported a net loss from continuing operations of $1,520,000, or $0.18 per diluted share, compared with a net loss from continuing operations of $9,155,000, or $1.14 per diluted share, for the first nine months of 2003.

    In July 2004, the Company's management approved a plan to sell its Spanish subsidiary and took the first step, as previously announced, that on July 26, 2004, the Company's Spanish subsidiary filed for Suspension of Payments status under Spanish law. As a result, the Spanish operations are now accounted for as discontinued operations. For the third quarter 2004, the Company had a net loss from discontinued operations of $9,654,000, or $1.15 per diluted share, compared with a net income from discontinued operations of $89,000, or $0.01 per diluted share, in the 2003 third quarter. For the 2004 nine month period, the net loss from discontinued operations was $11,651,000, or $1.40 per diluted share, compared to a net loss from discontinued operations of $480,000, or $0.06 per diluted share, in the same period last year.

    For the 2004 third quarter the Company reported a net loss of $11,572,000, or $1.38 per diluted share, compared with a net loss of $2,033,000, or $0.25 per diluted share in the same quarter last year.

    The net loss for the first nine months of 2004 was $13,171,000, or $1.59 per diluted share, compared with a net loss of $9,635,000, or $1.20 per diluted share in the first nine months of last year.

    "We are pleased with our North American operations which had increased sales volumes and improvements in gross margins, primarily due to our continuing ability to pass through increases in resin costs to our market place. We anticipate passing through price increases in our operations during the fourth quarter of 2004. This is essential to our effort towards improving our overall profitability," commented Brendan Barba, Chairman and Chief Executive Officer of the Company.

    "We are disappointed that our Spanish subsidiary filed for Suspension of Payments. Over the past few years we have had to make difficult decisions about these components of our international operations and we will continue to take the steps necessary to maximize the returns of the entire company," concluded Mr. Barba.

    The Company invites all interested parties to listen to its third quarter conference call live over the Internet at http://www.aepinc.com on Tuesday, September 14, 2004 at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.


    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.


    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.



                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
        (in thousands, except per share data and gross profit percentages)

                                     For the Three Months  For the Nine Months
                                          Ended July 31,      Ended July 31,
                                          2004      2003      2004      2003

    NET SALES                          $204,872  $186,160  $591,402  $540,190

    COST OF SALES                       170,279   156,717   487,932   450,920
        Gross profit                     34,593    29,443   103,470    89,270
                                          16.9%     15.8%     17.5%     16.5%
    OPERATING EXPENSES
      Delivery                            9,833     7,876    27,240    25,472
      Selling                             9,789    10,690    29,534    31,348
      General and Administrative          7,497     7,758    22,392    21,729

        Total operating expenses         27,119    26,324    79,166    78,549

    OTHER OPERATING INCOME (EXPENSE):
        Gain on sales of property and
         equipment, net                       5      (219)       (4)      (42)

        Income from continuing operations 7,479     2,900    24,300    10,679
    OTHER INCOME (EXPENSE):
      Interest expense                   (6,425)   (6,430)  (19,207)  (19,106)
      Gain on sale of interest in
       joint venture                          -     5,892         -     5,892
      Other, net                           (564)     (896)     (335)   (2,589)
                                         (6,989)   (1,434)  (19,542)  (15,803)

        Income (loss) from continuing
         operations
        before provision for income taxes   490     1,466     4,758    (5,124)
    PROVISION FOR INCOME TAXES            2,408     3,588     6,278     4,031
        Net loss from continuing
         operations                      (1,918)   (2,122)   (1,520)   (9,155)

    DISCONTINUED OPERATIONS:
       Loss from Spanish operations        (746)     (198)   (1,195)   (1,175)
       Loss from disposition             (8,886)        -    (8,886)        -
       Income tax provision (benefit)        22      (287)    1,570      (695)
        Net (loss) income from
         discontinued operations         (9,654)       89   (11,651)     (480)
        Net loss                       $(11,572)  $(2,033) $(13,171)  $(9,635)
    EARNINGS (LOSS) PER SHARE - Basic
     and Diluted:
        Net loss from continuing
         operations                      $(0.23)   $(0.26)   $(0.18)   $(1.14)
        Net (loss) income from
         discontinued operations         $(1.15)    $0.01    $(1.40)   $(0.06)
              Total net loss per share   $(1.38)   $(0.25)   $(1.59)   $(1.20)



SOURCE  AEP Industries
    -0-                             09/13/2004
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, or feeneyp@aepinc.com /
    /Web site:  http://www.aepinc.com /
    (AEPI)

CO:  AEP Industries
ST:  New Jersey
IN:  AGR FOD PAP
SU:  CCA ERN